Exhibit 10.20

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into effective as of July 18, 2006 (the “Effective Date”), by and between DEER PARK INDUSTRIAL, LTD., a Texas limited partnership (“Landlord”), and HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of the Effective Date (the “Lease”), covering certain office, shop and yard space at the Complex (as defined in the Lease);

WHEREAS, Tenant presently maintains an insurance policy (“Tenant’s Policy”) which covers, among other things, the Building (as defined in the Lease) and personal property of Tenant located at the Complex, which insurance policy (Firemen’s Fund Insurance Company Commercial Output Policy No. MX197802156) expires on December 15, 2006 (the “End Date”);

WHEREAS, the annual premium paid by Tenant for Tenant’s Policy is approximately $216,000.00, and Tenant’s insurance broker has estimated that approximately $31,500 of this premium is attributable to the coverage of the Building only;

WHEREAS, Landlord and Tenant anticipate that a substantial savings in insurance premiums might be generated if Tenant (instead of Landlord) continues to maintain Tenant’s Policy covering, among other things, the Building, thus benefiting Tenant, Landlord and all other occupants and tenants of the Building; and

WHEREAS, Landlord and Tenant desire to modify the terms and provisions of the Lease as set forth herein to accomplish the foregoing purpose.

NOW, THEREFORE, for and in consideration of the mutual terms and conditions set forth herein and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in the Lease.

2. Property Insurance Contemporaneously with Tenant’s execution and delivery of this Amendment, Tenant has delivered to Landlord a certificate of insurance in the form attached hereto as Exhibit A (the “Certificate of Insurance”). During such time as Tenant’s Policy is in existence, Landlord will not obtain and maintain insurance covering loss to the Building. Landlord will also not obtain and maintain such insurance during such time as Tenant is maintaining insurance for the Building pursuant to this Amendment or a subsequent written agreement with respect thereto entered into by Tenant and Landlord.

3. Section 14 Modifications. Landlord and Tenant agree to amend the Lease and Section 14 thereof as follows:

(a)	Intentionally deleted;

(b)	Intentionally deleted;

(c)	Intentionally deleted;

(d)	Intentionally deleted;

(e) In the event of a casualty loss affecting the Building, the Additional Insured named in the Certificate of Insurance will have the right to insurance proceeds payable under Tenant’s Policy (subject to deductible amounts under Tenant’s Policy which are to be shared on a proportionate basis as more particularly provided below) in an amount equal to the lesser of (i) the actual loss attributable to the Building, or (ii) $7,000,000.00; provided, however, if (1) $7,000,000.00 (less Landlord’s proportionate share of applicable deductible amounts) does not fully cover the loss attributable to the Building, and (2) Tenant has obtained payment of all insurance proceeds available to it in connection with the applicable casualty event and the $10,000,000.00 occurrence limit has not been met, the Additional Insured will have the right to further payment of insurance proceeds up to such limit. In determining the parties’ proportionate shares of the amount of the deductible applicable to claims payable under Tenant’s Policy in the event of a casualty loss affecting the Building, the respective fractions of such deductible will be equal to that derived taking, as the numerator, the applicable party’s insurance proceeds payable in connection with the applicable claim, and taking as the denominator the total amount of insurance proceeds payable to both parties in connection with the applicable claim (by way of example only, if the proceeds payable to Landlord were $2,000,000.00, the proceeds payable to Tenant were $1,000,000.00, and the deductible amount was $2,500.00, Landlord’s share of such deductible amount would be $1,675.00 and Tenant’s share of such deductible amount would be $825.00).

(f) Landlord shall obtain and maintain rent loss insurance. Landlord may also elect to separately procure terrorism insurance. Each of such premium costs shall be Insurance Expenses and Tenant shall pay its pro-rata share of the same as provided in the Lease, even to the extent that rent loss insurance coverage (as well as any other insurance coverage agreed to in writing by Tenant) is duplicated by Landlord’s insurance policy and the insurance Tenant may be maintaining for the Building;

(g) In consideration for the insurance arrangement agreed to by Tenant as provided above, Landlord shall reimburse Tenant for the pro rata portion (i.e., the number of days during the period of time beginning on the Effective Date and ending on the End Date) of the premium paid by Tenant for Tenant’s Policy estimated by Tenant’s insurance broker to be attributable to the coverage of the Building only, such reimbursement to be made within thirty (30) days after Landlord’s receipt of an invoice therefor;

(h) Landlord shall be entitled to add its premium reimbursement payment to Insurance Expenses and cause Tenant to reimburse Tenant’s proportionate share in accordance with the Lease; and

(i) Landlord and Tenant agree to reasonably cooperate with regard to insurance policy renewals and insurance policy extensions for the ensuing years of the Term, so that insurance premiums may be reduced for the benefit of both Tenant and Landlord. In this regard, Landlord and Tenant will do the following prior to the expiration date of Tenant’s Policy or the expiration date of any subsequent policy obtained by Tenant covering, in part, the Building: (1) unless instructed otherwise by Landlord, Tenant will attempt to renew its existing property insurance policy then covering the Building with, as instructed by Landlord, Landlord or Landlord’s lender as an additional insured under such renewal policy; (2) Landlord will obtain quotes for the cost of its own insurance policy covering the Building; and (3) as soon as practicable after the parties have completed their tasks in subparts (1) and (2) above, Landlord and Tenant will share the results of their efforts (including, without limitation and as applicable, the anticipated insurance costs to be incurred in the event the Building is insured under Tenant’s property insurance policy or Landlord’s property insurance policy) and Landlord can then decide on what basis insurance for the Building is to be obtained and maintained; provided, however, if Landlord elects to continue to have the Building covered by a policy of insurance obtained and maintained by Tenant (including, without limitation, a renewal of Tenant’s Policy), Landlord shall reimburse Tenant for a portion of the applicable insurance premium in a manner similar to that provided in subparagraph 3(g) above and add the applicable premium reimbursement payment to Insurance Expenses as provided in subparagraph 3(h) above. Tenant is obligated to maintain the insurance covering the Building as reflected in the Certificate of Insurance from only the Commencement Date through the End Date. Notwithstanding anything to the contrary in this Amendment, in no event shall Tenant be in default under this Amendment or the Lease if Tenant is unable to furnish such insurance after the End Date or any subsequent expiration date of a policy of insurance covering the Building, or if Landlord and Tenant have not reached a written agreement, executed by both parties prior to the End Date or any subsequent expiration date of a policy of insurance covering the Building, therein obligating Tenant to obtain and maintain such insurance for the ensuing year.

4. Counterparts. This Amendment may be executed in multiple counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one and the same instrument.

5. Authority. Tenant hereby warrants and represents that it has the requisite authority and ability to enter into this Amendment and to fully perform all obligations of Tenant hereunder. Landlord hereby warrants and represents that it has the requisite authority and ability to enter into this Amendment and to fully perform all obligations of Landlord hereunder.

6. Conflicts. In the event of any conflict between the terms of this Amendment and the Lease, the terms of this Amendment shall control.

7. Prior Agreements; Amendments. This Amendment, including the exhibits attached hereto (if any), contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning any matter covered or mentioned herein or therein, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose. No provision of this Amendment may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties hereto acknowledge and agree that all prior agreements, representations, negotiations and understandings are deemed superseded by the execution of this Amendment to the extent that they are not expressly incorporated herein. LANDLORD AND TENANT FURTHER REPRESENT, WARRANT AND AGREE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THE AGREEMENTS OF THE PARTIES IN THIS SECTION OR OTHERWISE IN THIS AMENDMENT OR TO IN ANY WAY MODIFY OR NULLIFY THE EFFECT OF THIS AMENDMENT.

8. Effect of Submission. This Amendment shall become effective only upon the execution and delivery by both Landlord and Tenant.

9. Execution. Delivery of an executed counterpart of a signature page to this Amendment by telecopier and/or email transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

TENANT:

HYDROCHEM INDUSTRIAL SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

LANDLORD:

DEER PARK INDUSTRIAL, LTD.,
a Texas limited partnership

By:	Huntley DPI GP, Inc., a Texas corporation,
Its sole General Partner

By:
William L. Huntley, President

EXHIBIT A

Certificate of Insurance

[Includes certificate of property insurance for insured, HydroChem Industrial Services, Inc.,

for facility located at 900 Georgia Ave., Deer Park, Texas 77536]